UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 31, 2006
(Date of earliest event reported)

DCAP GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1158 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2006, DCAP Group, Inc. (“DCAP”) entered into a Surplus Note Purchase Agreement with Eagle Insurance Company (“Eagle”) pursuant to which DCAP purchased from Eagle two surplus notes issued by Commercial Mutual Insurance Company (“CMIC”) in the aggregate principal amount of $3,750,000 (the “Surplus Notes”). The aggregate purchase price for the Surplus Notes was $3,075,141, of which $1,303,434 was paid to Eagle by delivery of a six month promissory note. CMIC is a New York property and casualty insurer. Eagle is a New Jersey property and casualty insurer under the administrative supervision of the New Jersey Department of Banking and Insurance and owns approximately 11% of DCAP’s outstanding common stock.

Barry Goldstein, President and Chairman of DCAP, was recently elected a director of CMIC. Robert Wallach, a director of DCAP, is Vice President of Eagle and Chief Executive Officer and Chairman of Eagle’s parent, The Robert Plan Corporation. Additionally, until the purchase by DCAP of the Surplus Notes, Mr. Wallach and a number of other Eagle employees were directors of CMIC. Further, concurrently with the purchase, and following the resignations of Mr. Wallach and four other directors of CMIC, Jack Seibald, a DCAP director, and four other persons (including one DCAP employee) were elected by the remaining CMIC directors to the eleven person Board of Directors of CMIC. In addition, the new CMIC Board elected Mr. Goldstein as its Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCAP GROUP, INC.

Date: February 2, 2006	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President